Exhibit 99.1

Sepracor Announces Proposed $500 Million Convertible Senior Subordinated Notes Offering

MARLBOROUGH, Mass., Sept. 16 /PRNewswire-FirstCall/ — Sepracor Inc. (Nasdaq: SEPR) today announced that it intends to offer, subject to market and other conditions, $500 million of Convertible Senior Subordinated Notes. Sepracor intends to use net proceeds from this offering for general corporate purposes. Sepracor also intends to use up to $100 million of the net proceeds to purchase shares of its common stock concurrently with pricing of the notes.

Sepracor expects to grant the initial purchaser in this offering the option to purchase up to an additional $100 million of notes.

The notes will be general unsecured obligations of Sepracor and are subordinated in right of payment to all of its existing and future senior indebtedness. However, the notes are senior to Sepracor’s 5% Convertible Subordinated Notes due 2007, 0% Series A Convertible Senior Subordinated Notes due 2008 and 0% Series B Convertible Notes due 2010. The notes will be convertible at the option of the holder prior to maturity into cash plus, under certain circumstances, shares of Sepracor common stock.

The proposed note offering will be made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The convertible senior subordinated notes and the shares of common stock of Sepracor issuable upon the conversion of the notes will not be registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts. This press release contains forward-looking statements that involve risks and uncertainties, including statements with respect to Sepracor’s ability to complete the proposed financing, Sepracor’s proposed repurchase of shares of its common stock, and the safety, efficacy, potential benefits and successful development of Sepracor’s pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: market acceptance of the proposed financing and general market conditions, the results of clinical trials with respect to products under development; the submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 filed with the Securities and Exchange Commission.